EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on June 15, 2018 (the “Effective Date”), by and between StoneMor GP LLC, a Delaware limited liability company (the “Company”) and the General Partner of StoneMor Partners, L.P. (the “Partnership”), and Austin So (the “Executive”). The Company and Executive are each sometimes referred to herein as “Party,” and both of them, together, are sometimes referred to herein as the “Parties.”

WHEREAS, Executive has been employed by the Company as its General Counsel, Chief Legal Officer and Secretary, pursuant to the employment offer letters signed by Executive on May 26, 2016 and on January 28, 2017; and

WHEREAS, the Company wishes to continue to employ Executive in the position of General Counsel, Chief Legal Officer and Secretary, and Executive wishes to accept such continued employment with the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company, the Partnership and each of their parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created, are engaged in the deathcare industry and provide a broad scope of products and services through the ownership, development, and operation of cemeteries and funeral homes (the “Business”); and

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1.Employment. The Executive’s employment with the Company as General Counsel, Chief Legal Officer and Secretary shall commence hereunder on the Effective Date and shall continue unless terminated by either Party.
2.    Position.
(a)    During his employment, the Executive shall serve as the General Counsel, Chief Legal Officer and Secretary of the Company, and shall have such duties and authority as are customarily associated with such positions or as otherwise determined from time to time by the Board of Directors of the Company (the “Board”).
(b)    During his employment, the Executive will devote his full business time and best efforts to the performance of his duties hereunder and will perform such duties diligently, faithfully and to the best of his abilities and will not engage in any other business, profession, or occupation, for compensation or otherwise, which would conflict with the performance of Executive’s duties, either directly or indirectly, without the prior written consent of the Board. It shall not be deemed a violation of the foregoing for the Executive to: (i) act or serve as an unpaid director, trustee or committee member of any civic or charitable organization; (ii) manage his personal, financial and legal affairs, including passive investments of not more than 5% of other public companies; or (iii) serve as a director of an organization that is not a civic or charitable organization with the prior consent of the Board, which consent shall not be unreasonably withheld, in each instance so long as such activities individually or in the aggregate do not conflict with the performance of Executive’s duties, either directly or indirectly, or create a business or fiduciary conflict or otherwise violate this Agreement.
(c)    The Executive shall be principally based in the Company’s Trevose, Pennsylvania office. The Executive acknowledges and agrees that the Executive’s duties hereunder from time to time will include, without limitation, reasonable travel, including travel to locations within and outside of the United States (at Company’s expense), to attend meetings and other functions as the performance of the Executive’s duties hereunder may require.
(d)    To the extent Executive is appointed to any officer or board position of the Company or of any related or affiliated entity, Executive agrees that upon termination of Executive’s employment with the Company, regardless of the reason, Executive will immediately resign such position(s) if the Board requests that he do so.
(e)    Executive affirms that he has disclosed to the Company any agreement he has signed with any prior employer which contains any post-termination restrictions of any kind and understands that he must comply with any such restrictions. Further, Executive is not subject to any agreement with any prior employer which would interfere with his ability to perform the duties under this Agreement. Executive affirms that he will not disclose to or use for the benefit of the Company any confidential and/or proprietary information which he acquired in the course of his employment with any prior employer, regardless of whether there is an agreement with any prior employer protecting such confidential and/or proprietary information.
3.    Compensation.
(a)    Base Salary. The Company shall pay the Executive base salary, subject to annual review by the Board (such base salary, as so adjusted in accordance with the normal annual review practices for senior executives of the Company, the “Base Salary”), at the annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), less applicable taxes and required withholdings, payable in accordance with the Company’s usual payroll practices. Any decrease in the Executive’s Base Salary shall be made only if the Company contemporaneously and proportionately decreases the base salaries of all senior executives of the Company.
(b)    Bonus.

(i)    The Executive shall be eligible to receive an annual incentive cash bonus for each Fiscal Year (“FY”) of the Company (the “Bonus”). The Bonus for each FY shall be set at a target of fifty percent (50%) of the Executive’s Base Salary during the applicable FY, and shall be based on specific, individual and company goals set by the Compensation Committee, in its sole discretion and communicated to the Executive no later than January 31st of each FY; however, with respect to the 2018 FY Bonus, the individual and company goals shall be communicated to the Executive promptly following the Effective Date. Specifically, with respect to FY 2018, following plan review and approval at the March Board meeting, the Company plans to issue the FY 2018 Bonus plan details, which will include a portion (50-75%) based upon performance against EBITDA budget; and a portion (25-50%) based upon defined management by objective (“MBO”) goals as set by the Compensation Committee, in its sole discretion. Notwithstanding the foregoing and except as provided in Section 6(c) below, Executive shall not be eligible for any Bonus if he is not employed on the last day of the FY to which the Bonus relates.
(ii)    Any Bonus amounts payable under this Agreement shall be paid no later than March 15th of the year following the year with respect to which the Bonus was earned and shall be less any taxes and other applicable withholdings.
(c)    Long Term Incentive Plan. The Executive shall be entitled to participate in the Partnership’s long-term incentive plan (the “LTIP”) for the 2018 FY and each FY thereafter, to the extent that the Company offers the LTIP to all senior executives of the Company. The Executive’s participation in the LTIP in 2018FY and in any future FYs, if offered by the Company, shall be in an annual amount equal to fifty percent (50%) of the Executive’s Base Salary, with 50% of such annual amount vesting in equal annual installments over three years and 50% of the annual amount vesting based upon attainment of performance goals as determined by the Compensation Committee. To the extent the Executive’s employment terminates on account of Retirement (as defined below) during a performance period applicable to a particular LTIP grant, the portion of such LTIP grant that is subject to performance goals shall be earned pro-rata based on actual performance and the number of months that the Executive was employed during the performance period. The pro-rated portion shall be determined by multiplying the number of units eligible to be earned for the performance period, by a fraction, the numerator of which is the number of months that elapsed during the period beginning on the first day of the performance period and ending on the Executive’s termination date, and the denominator of which is the number of months in the performance period. A partial month after the date on which the performance period begins shall count as a full month for purposes of this calculation. For purposes of this Agreement, “Retirement” means a termination of the Executive’s employment by the Executive on or after the date that the Executive attains age 62. To be eligible for a pro-rated portion of the LTIP grant in the event of a Retirement, Executive must execute (and not revoke) a Severance Agreement and General Release and Waiver of Claims, substantially in the form attached hereto as Exhibit A, with such changes that are reasonably recommended by Company’s legal counsel to comply with applicable law. For the avoidance of doubt, a Retirement shall not not constitute a termination for Good Reason.

(d)    Retention Bonus. Executive shall be eligible for a quarterly retention bonus of Twenty-Five Thousand Dollars ($25,000.00) to be paid within fifteen (15) days following the end of each quarter in 2018 (the “Retention Bonus”). To be eligible for any Retention Bonus, Executive must be employed by the Company on the day the Company pays the applicable Retention Bonus.
(e)    Change in Control. In the event of a Change in Control (as defined below), all outstanding equity interests granted to the Executive by the Company that are subject to time-based vesting provisions and that are not fully vested (including, but not limited to, any LTIP participation as set forth above) shall become fully vested as of the date of such Change in Control. For purposes of this Agreement, “Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:
(i)    the members of the Company approve, in one or more related transactions, a plan of complete liquidation of the Company; or
(ii)    the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets.

For the avoidance of doubt, the parties specifically agree that there shall be no acceleration in a dilution change in control.
4.    Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, disability, dental, retirement, savings, flexible spending accounts and other employee benefit and fringe benefit plans, programs and arrangements, if any, on the same basis as benefits are generally made available to other senior executives of the Company. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s policy.
5.    Business Expenses. Executive shall be eligible to be reimbursed for reasonable and documented business expenses incurred by the Executive in the performance of his duties hereunder in accordance with Company policies on expense reimbursement in effect from time to time.
6.    Post-Termination Payments and Benefits.
(a)    Either Party can terminate this Agreement and the employment relationship between the Parties at any time and for any or no reason. The Company may terminate this Agreement and the Executive’s employment without “Cause” (as defined below) upon thirty (30) days’ written notice, which the Company may waive, in its sole discretion, by paying Executive his Base Salary for such notice period and the Company may accelerate the effective date of Executive’s termination; provided, however, the Company may terminate Executive’s employment immediately without any prior notice in the event of “Cause” or Executive’s death. The Executive may terminate this Agreement and the Executive’s employment with “Good Reason” (as defined below) within the timeframes set forth in the definition of Good Reason below, or without Good Reason upon thirty (30) days’ written notice, which the Company may waive, in its sole discretion, by paying Executive his Base Salary for such thirty (30) day notice period and the Company may accelerate the effective date of Executive’s termination.
(b)    Executive (or his estate) shall not be eligible for any severance payments or benefits from the Company subsequent to the termination of his employment if Executive voluntarily resigns other than for Good Reason, dies, is terminated by the Company for Cause or incurs a Disability (as defined below) other than: (i) any Base Salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which the Executive is entitled to be reimbursed pursuant to Section 5 above, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company or the Partnership, including, but not limited to, any LTIP participation; (v) any bonus or other incentive (or portion thereof) for any preceding completed FY (or, with respect to the Retention Bonus, any preceding completed quarter) that has been awarded by the Company to the Executive, but has not been received prior to the date of termination; and (vi) accrued but unused vacation, to the extent Executive is eligible in accordance with Company policy (together, the “Accrued Obligations”). The Accrued Obligations shall be paid as soon as practicable after the date of termination.
(c)    In addition to the Accrued Obligations, if the Executive’s employment is terminated by the Company without “Cause” (including a termination by the Company without “Cause” following a Change in Control as defined in Section 3(e)) or by the Executive for Good Reason, and provided that Executive complies with Section 6(g) below (Release), Executive shall be entitled to Severance Benefits, which shall consist of: (A) payment of Executive’s Base Salary for a period of twelve (12) months (“Severance Period”) following the effective date of Executive’s termination (“Severance Pay”), to be paid in equal installments in accordance with the normal payroll practices of the Company, commencing on the Company’s first payroll date following the expiration of the revocation period (without Executive having exercised his revocation right in such period) set forth in the Severance Agreement and General Release and Waiver of Claims referenced in Section 6(g), and the first payment will include any amounts not yet paid between the date of termination and the date of the first payment, and (B) a pro-rata Bonus for the FY of the Company in which such termination occurs, if any, determined by the Company and subject to the restrictions as set forth in Section 3(b)(i), which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15 of the FY following the FY in which the date of termination occurs.
(d)    For purposes of this Section 6, “Cause” shall mean the Company’s determination that Executive engaged in one or more of the following:

(i)    Executive’s willful misconduct or gross negligence in the performance of his duties which materially adversely affects the reputation or business activities of the Company or the Partnership; provided that the Company shall give the Executive written notice of any such commission describing in reasonable detail the circumstances constituting Cause and the Executive shall have thirty (30) days following such notice to cure any commission (if susceptible to cure) to the reasonable satisfaction of the Board;
(ii)    Executive’s conviction of a felony (other than traffic offenses) or conviction of any crime involving fraud, embezzlement, theft, or moral turpitude, that, in the reasonable opinion of the Board, renders the Executive’s continued employment damaging or detrimental to the Company and/or Partnership or potentially damaging or detrimental to the Company and/or Partnership;
(iii)    Executive’s failure to maintain an active license to practice law in the United States; or
(iv)    Executive’s willful and repeated failure to perform lawful directives of the Board; provided that the Company shall give the Executive written notice of any such failure describing in reasonable detail the circumstances constituting Cause and the Executive shall have thirty (30) days following such notice to cure any failure.
(a)    For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:
(i)    A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the headquarters of the Company at which Executive is principally employed to a location that increases the Executive’s commute to work by more than fifty (50) miles); or
(ii)    A material diminution in the Executive’s Base Salary which is greater than 10% of his Base Salary based on the Effective Date (other than an across the board reduction in accordance with Section 3(a)).
The Executive must provide written notice of termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive will have sixty (60) days to terminate employment for Good Reason.
(b)    For purposes of this Agreement, “Disability” shall mean that the Executive becomes eligible for benefits under the Company’s disability plan or is determined by the Company, in good faith, to be unable to perform the essential functions of his position, regardless of the reason, with or without a reasonable accommodation (which must be assessed first before determining that Executive has a Disability), for a total (whether consecutive or cumulative) of twenty-six (26) weeks in any rolling fifty-two (52) week period by reason of an illness or injury, or in the event that the Company receives a medical or other certification that the Executive will not be able to perform the essential functions of his position permanently or for the indefinite future.
(c)    Release.
(i)    Executive’s entitlement to Severance Benefits in accordance with Section 6(c) above is contingent upon Executive signing, without properly revoking, a Severance Agreement and General Release and Waiver of Claims following the termination of Executive’s employment, substantially in the form attached hereto as Exhibit A, with such changes that are reasonably recommended by the Company’s legal counsel to comply with applicable law. For the avoidance of doubt, the Executive is entitled to the Accrued Obligations, regardless of whether Executive signs or revokes the Severance Agreement and General Release and Waiver of Claims.
(ii)    The Severance Benefits described in Section 6(c) are subject to deductions and withholdings required by applicable law.
(iii)    The Severance Benefits described in Section 6(c) are also contingent upon Executive complying with and continuing to comply with Executive’s obligations set forth in Sections 7, 8, 9 and 10 of this Agreement.
7.    Company Property. Executive agrees that all documents, information and equipment of any kind furnished to Executive by the Company, or developed by Executive on behalf of the Company, or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment hereunder, are and shall remain the sole property of the Company, including but not limited to, data, reports, proposals, lists, specifications, drawings, blueprints, sketches, material, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or electronic data. Upon termination of employment (or earlier, upon request of the Company), and as a condition precedent to Executive’s receipt of Severance Benefits under this Agreement, Executive shall return all such Company property to the Company, retaining no copies.
8.    Confidential Information.
(a)    Without the prior written consent of the Board, except as shall be necessary in the performance of Executive’s assigned duties, Executive shall not disclose the Company’s Confidential Information (as hereinafter defined) to any third party or use the Company’s Confidential Information for Executive’s direct or indirect benefit or the direct or indirect benefit of any third party, and Executive shall maintain in strict confidence, both during and after Executive’s employment, the confidentiality of any and all Company Confidential Information.
(b)    For purposes of this Agreement, the Company’s “Confidential Information” means any information (written, oral or stored in any information storage and/or retrieval medium or device) that the Company treats as confidential or proprietary, including, but not limited to, all of the Company’s know how, trade secrets, technical processes, designs and design projects, inventions and research projects, pricing and business strategies and policies, operational methods, marketing and/or strategic plans, business studies; business development plans, financial information (including but not limited to regarding the budget, compensation strategy, forecasts, analyses, operating budget and indebtedness), information with respect to Company’s employees and independent contractors, including, but not limited to, their skills, abilities, assignments, performance, compensation, and benefits, as well as the nature and other terms and conditions of their relationship with the Company, customer lists, price lists, contract terms, vendor contract terms, investigations, documents and/or records protected by federal, state and/or local law and other trade secrets, proprietary data or information or confidential data or information not generally known by or readily accessible to the public. Executive’s obligations under this section apply during and after Executive’s employment with the Company and survive the termination of this Agreement and Executive’s employment to the maximum extent permitted by applicable law.
(c)    Subject to subsection (d) below, in the event Executive receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential and/or proprietary information which Executive acquired in the course of Executive’s employment (regardless of whether Executive believes the information is Confidential Information as described above), Executive must notify immediately, in writing, the Company. Any and all documents relating to the request or demand shall be included with the notification. Executive shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to the Company in accordance with this section.
(d)    Nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, report possible violations of federal, state or local law, ordinance or regulation--or testify or otherwise participate in any action, investigation or proceeding of--any government agency, entity or commission (including but not limited to the EEOC, the Department of

Justice, the Securities and Exchange Commission, the Congress and any Agency Inspector General ) or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. Executive is entitled to make reports and disclosures or otherwise take action under this section without prior authorization from or subsequent notification to the Company; or (iii) to disclose any information or produce any documents as is required by law or legal process.
(e)    In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Act further provides that: (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
9.    Restrictive Covenants. In consideration of Executive’s employment with the Company hereunder, including, but not limited to, the compensation and benefits set forth in Section 3 (including the increased Bonus opportunity set forth in Section 3(b) and the increased LTIP participation set forth in Section 3(c)), and the increased severance benefits set forth in Section 6(c), as well as Executive’s access to Confidential Information, Executive agrees as follows:
(a)    Non-Solicitation. Executive agrees that, during Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment with the Company, regardless of the reason and whether initiated by Executive or the Company. Executive shall not, for Executive’s own benefit or for the benefit of any third-party, directly or indirectly, in any capacity (as an employee, independent contractor, owner, partner or otherwise) participate in any of the following:
(i)    Solicit, induce, or encourage any prospective employee, director, officer, associate, consultant, agent or independent contractor of the Company not to establish an employment, contractual or other relationship with the Company or any current employee, director, officer, associate, consultant, agent or independent contractor of the Company to terminate such person’s employment, contractual or other relationship with the Company.
(ii)    Employ or establish a business relationship with or encourage or assist any person or entity to employ or establish a business relationship with, any person who is employed by or has a business relationship with the Company or who was employed by or had a business relationship with the Company at any time during Executive’s employment and/or at the time of Executive’s termination of employment, other than in connection with Executive practicing law on behalf of such person or entity. For purposes of this Section 9(a)(ii), “business relationship” means any relationship that has the purpose or effect, in whole or in part, of engaging in business or commercial activity, including, but not limited to: engagement as a consultant or contractor; financial investment; ownership; partnership; joint venture; and supplying or vending good or services (other than legal services).
(iii)    Any act or omission (other than in connection with Executive’s practice of law) which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer, vendor, investor, or supplier of the Company, or otherwise induce or attempt to induce any such Customer, vendor, investor or supplier not to do business with, cease doing business with, reduce or otherwise limit its business with the Company. For purposes of this provision, the term “Customer” means any person or entity for whom the Company is providing any goods or services or has provided goods or services during the twelve (12) month period immediately preceding Executive’s termination of employment, and any person or entity with whom the Company was communicating, at any point during the twelve (12) month period immediately preceding Executive’s termination of employment, to provide goods or services, in any state or marketing area in which the Company is doing business.
(b)    Non-Compete. Executive agrees that, during Executive’s employment with the Company and for a period of twelve (12) months after the termination of Executive’s employment with the Company, regardless of the reason and whether initiated by Executive or the Company, Executive shall not, for Executive’s own benefit or for the benefit of any third-party, directly or indirectly, in any capacity (as an employee, independent contractor, owner, partner or otherwise) engage in any business activity, be employed by or otherwise be associated with (as an employee, independent contractor, owner, partner or otherwise) any person or entity which, at the time of Executive’s termination, Competes (as defined below) in any way with the business activities of the Company; provided, however, that the foregoing restriction shall not restrict the right of Executive to practice law. The term “Competes” as used in this Section 9(b) shall mean any person or entity that engages in, directly or indirectly, any Business of the type or character engaged in or competitive with that conducted by the Company in any state or marketing area in which the Company is doing business at the time of the termination of Executive’s employment or at any time during the twenty-four (24) month period prior to the termination of Executive’s employment. Executive acknowledges that these restrictions on competition are fair because, in the position of General Counsel, Chief Legal Officer and Secretary, Executive will have knowledge of and access to all business practices and information, without limitation to a specific geography, department or customer. However, this Section 9(b) shall not preclude Executive from owning up to 5% of a publicly traded company.
(c)    For the avoidance of doubt, the restrictions set forth in Sections 9(a) and 9(b) are not intended, and shall not be interpreted, to restrict the right of Executive to practice law.

10.     Intellectual Property.
(a)    Any and all work, writings, inventions, improvements, concepts, ideas, modifications, methods, discoveries, formula, trade secrets, trademarks, domain names, copyright, know-how, processes, procedures, techniques and the like (all of the above collectively referred to herein as the “Intellectual Property”), whether or not suitable for patent, trademark or copyright, which Executive has made, created, conceived, discovered, enhanced, developed or reduced to practice, either solely or jointly with others, at any time during Executive’s employment with the Company, whether or not during working hours, and whether or not at the request or upon the suggestion of the Company, and which (i) relate to the business, work or activities of the Company and/or its affiliates, or (ii) result from or are suggested by the carrying out of Executive’s duties relating to Executive’s employment with the Company or from or by any information that Executive may receive as an employee of the Company shall be the sole and exclusive property of the Company. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all Intellectual Property or intellectual property rights. Nothing herein shall be construed as a license to Executive by the Company to use any materials protected by copyright, trademark or other intellectual property rights.
(b)    With respect to all work or Intellectual Property which qualify as “work(s) made for hire” under 17 U.S.C. §101, Executive and the Company agree by this written instrument that, for the purposes of Title 17 of the United States Code, the Company shall be the “person for whom the work is prepared,” and that, any other written agreement between the Parties notwithstanding, the Company shall be considered the sole author of, and shall own all right, title in and to the copyrights in, such works. In this respect, all work or Intellectual Property created by Executive within the scope of this Agreement shall be considered a “work made for hire” under the United States copyright law (17 U.S.C. §101 et seq.) and any other laws of the United States or Foreign Countries and made under the course of this Agreement. Even if any Intellectual Property, work or other intellectual property rights, by operation of law or otherwise, may not be considered a “work made for hire,” Executive agrees to irrevocably assign, and hereby does irrevocably assign to the Company, all right, title and interest in and to any Intellectual Property or work, including all intellectual property rights or proprietary rights arising under any United States or International laws.
(c)    Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such Intellectual Property, and agrees to take all such actions as may be requested by the Company at any time and with respect to any such Intellectual Property, to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United

States or foreign law with respect to any such Intellectual Property, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this section.
11.    Equitable Relief
(a)    The Executive acknowledges and agrees that he will, in his role of General Counsel, Chief Legal Officer and Secretary, have access to, receive, learn, develop and/or conceive information that is confidential and/or proprietary to the Company and/or related to all aspects of its Business, including but not limited to financials, customers and contracts and will be required to develop, maintain, and/or supervise technology, products and customer relationships and intellectual property that is valuable to the Company and which must be kept in strict confidence to protect the Business and the Company’s and the Partnership’s competitive position in the marketplace and that such information would be useful to the Company and the Partnership’s competitors for indefinite periods of time. Executive further acknowledges and agrees that the Company and the Partnership would be irreparably harmed by Executive’s subsequent work with, for, or as a competitor of the Company or the Partnership due to the possibility that there would be inadvertent or other disclosures of the confidential and/or proprietary information or that there would be improper interference with its valuable customer relationships and goodwill. Executive acknowledges and agrees that the provisions of Sections 8, 9 and 10, including the subject matter and temporal and/or geographic scope, are reasonable and necessary to protect the interests of the Company. If the Executive breaches any of the provision of Sections 8, 9 and 10, the Company shall have the right and remedy, without regard to any other available remedy, to (i) have the provisions specifically enforced by any court of competent jurisdiction, and (ii) have issued an injunction or other equitable relief, including restraining any such breach of the provisions, without posting of a bond (unless a bond is required by law and in which case the Parties shall jointly request a nominal bond); it being agreed that any breach of any of the Confidentiality or Restrictive Covenants provisions would cause irreparable and material harm, loss, and damage to the Company, the amount of which cannot not be readily determined and as to which the Company will not have an adequate remedy at law or in damages.
(b)    If any court determines that any of the Restrictive Covenants, or any one of them or any parts thereof, is invalid or unenforceable, then the court making such determination shall have the authority to narrow the provision or part of the provision as necessary to make it enforceable and the provision or part of the provision shall then be enforceable in its/their narrowed form. In the event that any provision or part of any provision is determined to be legally invalid or unenforceable by any court and cannot be modified to be enforceable, the affected provision or part of such provision shall be stricken, and the remaining provisions or parts of such provisions and its enforceability shall remain unaffected thereby.

(c)    Executive agrees and acknowledges that the Confidentiality and Restrictive Covenants provisions contained in Sections 8, 9 and 10 do not restrict the right of Executive to practice law, preclude the Executive from earning a livelihood, or unreasonably impose limitations on the Executive’s ability to earn a living. In the event that Executive violates any of the covenants in Section 9 and the Company commences legal action for injunctive or other equitable relief, the Company shall have the benefit of the full period of the Restrictive Covenant such that the restriction shall have the duration of twelve (12) months computed from the date the Executive ceased violation of the covenants, either by order of the court or otherwise.
(d)    For all purposes of Sections 7, 8, 9, 10 and 11, the “Company” shall be construed to include the Company, the Partnership and each of their respective parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created. The provisions of Sections 7, 8, 9, 10 and 11 shall survive the termination of this Agreement and Executive’s employment, without regard to the reasons therefore and whether initiated by the Company or by Executive.
12.    Arbitration. All disputes, claims, or controversies arising out of or in connection with Executive’s business relationship with the Company, the Partnership and each of their parents, affiliates, subsidiaries, divisions and related companies and entities, and their respective predecessors, successors and assigns, now existing or hereafter created, including but not limited to under this Agreement (except claims by Executive or the Company with respect to Sections 8, 9 and 10 herein, including for injunctive relief or declaratory judgment) and including but not limited to those concerning workplace discrimination and all other statutory claims, shall be finally settled by arbitration before a single arbitrator who shall be a member of and recognized by the American Arbitration Association (the “AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes then in effect. Any arbitration commenced by either Party shall be held in Trevose, Pennsylvania. The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency, including the EEOC and the Securities and Exchange Commission. However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. The decision of the arbitrator shall contain findings of fact and conclusions of law, shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs. Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction. There shall be no right or authority for any disputes, claims or controversies to be arbitrated on a class action or collective action basis or together with the claim of any other person. The Parties acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and administrative expenses shall be borne by the Company.
13.    Code Section 409A.
(a)    The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Severance benefits under the Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A or damages for failing to comply with Section 409A; provided that amounts are paid in accordance with the terms set forth herein.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    If the Executive is a Specified Employee, within the meaning of Section 409A, on the date of his “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), any amounts payable on account of such separation from service that constitute “deferred compensation” within the meaning of Section 409A shall be paid on the date that is six (6) months following such separation from service, or the date of Executive’s death, if earlier, but only to the extent necessary to avoid the imposition of additional taxes under Section 409A.
(d)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
14.    Miscellaneous.
(a)    Indemnification. To the fullest extent permitted by law and the Company’s operating agreement, the Company shall promptly indemnify Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by the Executive of services for (or acting as a fiduciary of any employee benefit plans, programs or arrangements of) the Company, including as a director, officer or employee of the Company. The Company also agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive.
(b)    Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions. Any action permitted to be brought by this Agreement, pursuant to and consistent with Section 11 of this Agreement, shall be brought in the state or federal courts in the Eastern District of Pennsylvania and Executive consents to such jurisdiction.
(c)    Recitals. The introductory paragraph and the recitals set forth above are incorporated herein by reference.
(d)    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto. Without limiting the foregoing, this Agreement supersedes and extinguishes all existing employment and similar or related agreements and promises between the Executive and the Company, the Partnership and its affiliates and related entities (including, but not limited to, the employment offer letters signed by Executive on May 26, 2016 and on January 28, 2017); provided, however, that this Agreement does not supersede or extinguish the Key Employee Unit Agreements under the StoneMor Partners L.P. Long-Term Incentive Plan signed by Executive on July 5, 2016 and March 21, 2018.
(e)    No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)    Severability. If any provision or part or subpart of any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow the provision or part or subpart of the provision as necessary to make it enforceable and the provision or part or subpart of the provision shall then be enforceable in its/their narrowed form. Moreover, each provision or part or subpart of each provision in this Agreement is independent of and severable from each other. In the event that any provision or part or subpart of any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision or part or subpart of such provision shall be stricken from the Agreement, and the remaining provisions or parts or subparts of such provisions of the Agreement and its enforceability shall remain unaffected thereby
(g)    Assignment. This Agreement shall not be assignable by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and Executive agrees that the covenants in Sections 8, 9, 10 and 11 of the Agreement shall likewise be enforced. Upon such assignment and assumption, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee.
(h)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company’s and the Executive’s personal or legal representatives, executors, administrators, successors, and assigns.
(i)    Notice. Any notice, consent, request, or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given (x) in the case of personal delivery, when actually received, (y) in the case of delivery by email or telecopy, on the date of such delivery or, (z) if mailed, three (3) days after mailing by registered or certified mail, return receipt requested, or one (1) business day after mailing by a nationally recognized express mail delivery service, with instructions for next-day delivery, addressed to his residence in the case of the Executive and/or to the Company’s Chief Executive Officer, with a copy to, or at such other address or person’s attention as each may specify by notice to the other. Executive hereby agrees to promptly provide the Company with written notice of any change in Executive’s address for as long as this Agreement remains in effect.
(j)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(l)    Review. Executive acknowledges that he has carefully read the foregoing Agreement, that he fully understands the meaning and intent of this document, that he has signed this Agreement voluntarily and knowingly, that he had a full opportunity to consult with his advisors prior to executing this Agreement, and that he intends to be legally bound by the promises contained in this Agreement.
[Signature Page Follows]

IN WITNESS HEREOF, intending to be legally bound, the Parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Austin K. So
Austin So
COMPANY:

StoneMor GP LLC
By: /s/ Leo J. Pound

EXHIBIT A
FORM OF SEVERANCE AGREEMENT AND GENERAL RELEASE
AND WAIVER OF CLAIMS

See Attached

FORM SEVERANCE AGREEMENT
SUBJECT TO CHANGES REASONABLY RECOMMENDED BY STONEMOR COUNSEL TO COMPLY WITH APPLICABLE LAW
Severance Agreement and General Release and Waiver of Claims
This Agreement (“Agreement”) is made effective as of [INSERT DATE], by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Austin So (“you”):
WHEREAS, you are currently employed as General Counsel, Chief Legal Officer and Secretary of the Company pursuant to an Employment Agreement with an effective date of June 15, 2018 (“Employment Agreement”), a copy of which is attached hereto Exhibit “A.”
WHEREAS, pursuant to Section 6(c) of the Employment Agreement, you are eligible for severance benefits in the event that your employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement), conditioned upon your timely execution, without proper revocation, of this Agreement and compliance with its terms and conditions;
NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:
1.General Terms of Separation of Employment. Your last date of employment will be [INSERT DATE] (“Separation Date”). You will be paid your Base Salary through your last date of employment.

2.    Severance Benefits. If you sign this Agreement, agreeing to be bound by the Release in Paragraph 3 below and the other terms and conditions of this Agreement described herein, the Company will provide you with the severance benefits set forth Section 6(c) of your Employment Agreement (the “Severance Benefits”), which Section 6(c) is hereby incorporated by reference, subject to the conditions set forth in the Employment Agreement, including but not limited to Section 6(g)(i) through (iii) of the Employment Agreement.

3.    Release.
(a)    In exchange for the Severance Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; (vii) any Claims under the Pennsylvania constitution; (viii) any whistleblower or retaliation Claims; (ix) any Claims under your Employment Agreement; and/or (x) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.
(b)    Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.
4.    Non-Released Claims. The Release in Paragraph 3 above does not apply to: any Claims for Accrued Obligations (as defined in the Employment Agreement); any Claims to require the Company to honor its commitments in this Agreement; any Claims as an equity holder in the common units of the Partnership (as your holdings in such common units are limited and/or restricted by the terms of the Employment Agreement or any Key Employee Unit Agreement you have entered into with the Company); any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for indemnification under the Employment Agreement and the Company’s operating agreement. The Release is subject to and restricted by your Retained

Rights in Paragraph 5.
5.    Retained Rights.
(a)    Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. However, the Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.
(b)    Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity. Further, nothing set forth in this Agreement limits your immunity and disclosure rights in Section 8(e) of the Employment Agreement which is hereby incorporated by reference.
6.    Adequacy of Consideration. You acknowledge and agree that the Company’s Severance Benefits under Paragraph 2 above constitute adequate and sufficient consideration to support your Release above and fully compensate you for Claims you are releasing.

7.    Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary and/or Chief Executive Officer by calling: (215) _______ and notify him or her immediately in writing, via first class mail, at the following address: StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all potentially responsive documents. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

8.    Non-Defamation.
(a)    You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 3 above) and their respective products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 5.
(b)    The Company’s Board and General Counsel, Chief Legal Officer and Secretary will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about you.
(c)    The restrictions in subparagraphs (a) and (b) of this Paragraph 8 are not intended to nor shall be interpreted to restrict or otherwise interfere with the Company’s Board’s and Chief Executive Officer’s (individual and/or collective): (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate in any litigation and/or or other legal proceeding, including of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) right to disclose any information or produce any documents as is required by law or legal process.
9.    Post-Employment Restrictions. You remain legally bound by, and must comply with the terms, conditions and restrictions of, the non-competition, non-solicitation and confidentiality and other post-employment provisions set forth in Sections 7, 8, 9, 10 and 11 of the Employment Agreement, which survive the termination of your Employment Agreement and the termination of your employment and are hereby incorporated by reference.
10.    Cooperation Services. Both prior to and after the Separation Date, you agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 10, including the Partnership and any affiliates and/or related entities), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company, or in connection with any internal investigation by the Company. You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in your possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents as necessary.  Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company.  In any circumstance, to the extent you are required to incur out-of-pocket expenses in connection with any cooperation that the Company may request of you (such as for travel), the Company will fully reimburse you for reasonable out-of-pocket expenses upon presentation of appropriate receipts.

11.    Interpretation of Agreement. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

12.    Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied; except for Sections 7 through 14 of your Employment Agreement and any other provision of the Employment Agreement that by its terms is intended to survive the termination of the Employment Agreement and the termination of your employment, all of which survive the termination of the Employment Agreement and the termination of your employment and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns.

13.    Acknowledgment. You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.
14.    Tax Matters. To the extent that payments under this Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payments are intended to comply with Section 409A of the Code and any ambiguities in this Agreement shall be interpreted so as to comply. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, your separation from service, will become payable six (6) months and one (1) day following the date of your separation from service or, if earlier, the date of your death, if required by Section 409A. All references to “termination of employment,” “cessation of employment,” “retirement” and the like in this Agreement shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. In no event may you directly or indirectly designate the calendar year of a payment under this Agreement. You acknowledge that neither the Company nor its attorneys have provided any tax advice to you.
15.    Representations.
(a)    You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged to review this Agreement, including the Release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the Release (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); (d) you were given a period of twenty-one (21) days [or forty-five (45) days if it is a group termination] to determine whether you wished to sign this Agreement and your decision to sign this Agreement and waive any and all Claims in Paragraph 3 above is of your own free and voluntary act without compulsion of any kind; (e) no promise or inducement not expressed in this Agreement has been made to you, (f) you understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and (g) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.
(b)    If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to the Company’s Chief Executive Officer at the following address: StoneMor Partners L.P., 3600 Horizon Blvd., Trevose, PA 1905. The letter must be post‑marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.
IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:
StoneMor GP LLC
Austin So    By:

Name:
Title:
Date:         Date: